Exhibit 10.6
Kimball Electronics, Inc. Non-Employee Directors Stock Compensation Deferral Plan
Annual Retainer Fee Election Agreement

This election must be received by the Company Secretary, no later than November 1 immediately before that calendar year for which the Director wishes to make an election. For example, an election submitted on October 5, 2022 would be effective November 1, 2023. An election submitted on November 5, 2022 would be effective November 1, 2024.

Election to Receive Shares in Lieu of Cash

I hereby elect to receive my Annual Retainer Fees as follows:

Annual Retainer Fees:    _____ %    Common Stock

    _____ %    Cash

     100%

By the election I understand and agree:

•This election is irrevocable once submitted to the Company, will be effective for the Plan Year that begins November 1 of the year immediately after the year in which I make this election, and will continue for my Annual Retainer Fees for future Plan Years unless I timely submit a new Director Compensation Election Form modifying or revoking this election.

•I will receive in lieu of cash the number of shares of Company common stock determined by multiplying the Annual Retainer Fee by the percentage of Common Stock I elected above and dividing the total by the Fair Market Value on the Accounting Date. Fractional shares will be rounded up.

•Annual Retainer Fees for each Plan year are paid as soon as practical after the Company’s annual meeting of Share Owners on a date as determined by the Company Secretary, but in no event later than December 31st of the year of the annual Share Owner meeting.

•Both the issuance of cash or stock in lieu of cash will trigger the reporting of taxable income to me.

Capitalized terms used but not defined herein shall have the meanings set forth in the Non-Employee Directors Stock Compensation Deferral Plan.

    ______________________    _____________________________
    Date    Signature

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        Printed Name